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                                                                   Exhibit 10.64

February 22, 1996



Mr. Douglas K. Schetzel
LG&E Power Marketing Inc.
12500 Fair Lakes Circle, Suite 350
Fairfax, Virginia 22033-3804

Dear Doug:

                           TRANSACTION CONFIRMATION LETTER

    This letter is to confirm the agreement made between Ohio Edison Company ("OE") and LG&E Power Marketing ("LPM") regarding the sale of coal processing service by OE to LPM under the terms and conditions of this letter and the Agreement for System Power Transactions filed with FERC on December 4, 1995.

    A. CAPACITY AND ENERGY RESERVATION - LPM shall be entitled to the receive power in the amount of 250 MW each hour in January and February, and 300 MW each hour in March through December, at the Delivery Points which will be nominated in accordance with Section C below.

    B.   TERM - January 1 through December 31, 1996.

    C. SCHEDULING OF ELECTRICITY - LPM shall provide OE with each day's hourly energy Schedule including identification of the desired Point(s) of delivery, no later than 11:00 a.m. prevailing time in Wadsworth, Ohio on the last Business Day prior to receipt of the energy.

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Mr. Douglas K. Schetzel
February 22, 1996
Page 2

         There will be a maximum of six Schedules during any given hour. There will be four free Schedule changes per month. Any additional changes shall be charged at a rate equal to $500 per schedule change.

    D.   COAL SUPPLY -

         LPM shall make available for delivery to the Burger Plant and/or Mansfield Plant, as specified by OE, coal that is acceptable to OE during the period December 15, 1995 through December 31, 1996. OE in its sole discretion may refuse acceptance of any coal which does not meet minimum specifications as stated in Attachment 1. LPM is to provide OE "as loaded" coal quality information in a timely manner and consistent with OE plant operation practices. This information will be used to evaluate the acceptability of coal.

         The point of coal delivery shall be F.O.B. barge to the specified plant. Unless otherwise agreed, LPM shall arrange for purchase and schedule barge freight relative to this transaction in accordance with Section E of this agreement. Title to and custody of said coal shall transfer from LPM to OE at the point of coal delivery. Delivery shall be deemed to have been accomplished when the barges have been adequately moored at the Burger or Mansfield Plants.

         If quality of coal delivered results in operating problems, parties will use best efforts to resolve the problems.

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Mr. Douglas K. Schetzel
February 22, 1996
Page 3

         LPM is to be responsible for payment of all costs associated with the procurement and delivery of coal including but not limited to demurrage unless due to OE's failure to unload in a timely manner and any payments that may be due to the rejection of any coal shipments. Coal which is accepted by OE but which does not fall within the quality specifications as stated in Attachment 1 will result in additional payments by LPM to OE. The additional payments shall be calculated using the quality adjustments formula in Attachment 1.

         OE weights and analyses are to be the sole basis for establishing the quantity and quality of coal actually delivered.

    E.   SCHEDULING OF COAL -

         Coal deliveries shall be scheduled with the specified Plant no later than Wednesday for deliveries for the following week. The primary site for delivery shall be the Burger Plant, but at OE's request and with adequate notification, coal may be received at the Mansfield Plant. Commercially reasonable efforts shall be made to accommodate Plant coal yard work schedules.

    F.   COAL TO ENERGY TOLLING

         During the period January 1, 1996 through December 31, 1996 coal furnished to OE under this letter shall be converted to energy and made available at any point

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Mr. Douglas K. Schetzel
February 22, 1996
Page 4

         of interconnection on the OE transmission system as agreed by LPM and OE ("Point of Delivery") such that it does not violate transmission constraints. BTU's supplied by said coal, as measured by OE, shall be converted to energy by a heat rate factor of 10,500 BTU/kWh. An example of this calculation is provided in Attachment 2.

         LPM will pay OE $5.00/MWh for the conversion of coal to electrical energy.

    G.   EMISSION ALLOWANCES

         In addition to the $5.00/MWh, LPM shall provide emission allowances to OE for this transaction on a quarterly basis. The number of emission allowances to be transferred to OE shall be based on the sulfur content of the coal, the quantity of coal received, and the output factor of the plant to which the coal is delivered. A sample of this calculation is included in Attachment 2.

    H.   FIRMNESS

         1. Neither party may interrupt 100 MW of firm power, except for force majeure.

         2. OE may refuse to convert up to 200 MW of electricity during July and August for LPM's use for a minimum of 16 Hrs/Day not to exceed a total of 40,000 Mwh in 1996.

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Mr. Douglas K. Schetzel
February 22, 1996
Page 5

         3. Whenever the Pennsylvania-New Jersey-Maryland (PJM) Pool declares a minimum generation problem, LPM may refuse to accept up to 200 MW of electricity from OE during any day, not to exceed a total of 50,000 Mwh in 1996.

         4. Both parties will exercise best efforts to provide the other party with notification of a refusal pursuant to Sections H.2 or H.3.

    I.   DAMAGES FOR NON-PERFORMANCE

         1. If OE fails to provide LPM with the amount of power as provided for in this agreement, except as provided for in Section H.2, and its failure to perform is not excused by a FORCE MAJEURE or by LPM, OE will pay LPM (on the date payment would otherwise be due under this transaction) an amount for each Mwh of such deficiency equaling the sum of: (i) the price at which LPM is, or would be able, to purchase or otherwise receive comparable supplies of power at a commercially reasonable price (adjusted to reflect difference in transmission costs, if any) minus (ii) $5.00/Mwh.

         2. If LPM refuses to accept delivery, except as provided for in Section H.3, and its failure to perform is not excused by a FORCE MAJEURE or by OE, LPM will pay OE $5.00 for each Mwh of deficiency. Payment will be

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Mr. Douglas K. Schetzel
February 22, 1996
Page 6

              made by LPM on the date payment would otherwise be due under the Agreement.

    J. At the end of the Term, if LPM has delivered to OE more coal than called for in the conversion formula specified in Attachment 2, OE will reimburse LPM for the amount of coal at a mutually agreeable price. In no event will OE reimburse LPM for more than 15,000 tons of coal.

         Please confirm that the terms stated herein accurately reflect the agreement reached between OE and LPM by returning an executed copy of this Confirmation Letter.

OHIO EDISON COMPANY                    LG&E POWER MARKETING

Name:                                  Name:
         ------------------------                ------------------------
Title:                                 Title:
         ------------------------                ------------------------

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                                     Attachment 1
                          Ohio Edison - LG&E Power Marketing
                               Coal Tolling Arrangement
                           Burger Plant Coal Specifications

Plant Location:         Dilles Bottom, Ohio (Belmont County)
                        Ohio River MM 102.3


Delivery Mode:          Barge (Open hopper)

Coal Specifications:                   Avg. Month     Barge Limits

                        Moisture       8.00%          9.00% Max.
                        Ash            11#/MMBTU      12#/MMBTU Max.
                        Sulfur         1.0-5.0%       5.0% Max
                        BTU/LB         11,500         11,500 Min.

                        Ash Fusion:    1950 Degrees Softening Spherical
                                       (Minimum)(Reducing atmosphere)

                        Volatile:      30-40

                        Grind:         42 Minimum

                        Top Size:      4 Inches Maximum

                        Fines (3/8 x 0) 50% Maximum

Pounds of Ash:          % Ash X 10,000
                        --------------
                        BTU/LB

Loading Requirements:   Coal in each barge should be loaded evenly and in a
                        manner which reasonably facilitates unloading.

Delivery Requirements:  Equal monthly shipments (subject to Burger Plant modification as needed)

Weights & Analysis:     Based on Ohio Edison Company Data

Rejection:              Barges can be rejected if they contain foreign material
                        or excess moisture and fines which limit unloading and/or handling ability.

Coal Sourcing:          From mines which load upriver from Greenup Lock
                        and Dam (MM341 Ohio River)

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Quality Adjustment:     "As Received" shipment quality will be provided to LPM
                        during the purchase period. Price adjustments due to quality deviations will be made on a monthly basis.

                        The price adjustment for quality deviations will be based on monthly as received data and will result in a price adjustment as follows:

                             Ash $0.75/ton for each full 1 LB/MMBTU in excess of 11 LB/MMBTU

                             BTU/LB - Any barge shipment not meeting BTU min. spec. (11,500 BTU/LB) will be penalized $0.50/ton for each 50 BTU below this spec.

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                                     Attachment 2
                          Ohio Edison - LG&E Power Marketing
                               Coal Tolling Arrangement
                 Available Energy and Emission Allowance Calculation

A.  Available Energy Calculation -
              The Available Energy shall be equal to the amount of coal received times the heat content of the coal, as measured by OE, divided by the agreed conversion heat rate (10,500 BTU/KWh)

    Example:  Received       1064 Tons of Coal
              at Burger      Sulfur - 1.36%
                             Heat Content - 12313
                             BTU/lb

    Mwh's     =1064 Tons X (2000lb/1T) X (12,313 BTU/lb) X (1 Kwh/10,500BTU) X
              (1MWh/1000 Kwh)

              =2495 Mwh

B.  Emission Allowance Calculation -
         The number of Emission Allowances owed shall be equal to the amount of coal received times the sulfur content of the coal, as measured by OE times the output factor (amount of SO2 that goes up the stack). The output factor for Burger and Mansfield are 1.00 and 0.50 respectively. This number shall then be rounded to the nearest whole number.

    Continuing the above example:

    EA's = 1064 Tons X (0.135 Tons Sulfur/1 Ton Coal) X (2 Tons SO2/1 Ton
    Sulfur)

    =28.94 Mwh

         Rounding yields 29 East